Exhibit 99.(a)(v)

AIG SERIES TRUST (the “Trust”)

Amendment

to the

Declaration of Trust

WHEREAS, the Board of Trustees (“Trustees”) of the Trust have established a trust for the investment and reinvestment of funds contributed thereto; and

WHEREAS, the Trustees desire to change the name the Trust to “SunAmerica Specialty Series.”

NOW, THEREFORE, in consideration of the foregoing, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article I, Section 1 of the Declaration of Trust, hereby amend and restate Article I, Section 1 of the Declaration of Trust as follows:

Section 1.  Name. This Trust shall be known as the “SunAmerica Specialty Series,” and the Trustees shall conduct the business of the Trust under that name or any other name as they mat from time to time determine.

IN WITNESS WHEREOF, the undersigned have signed this Consent, which may be signed in one or more counterparts, which taken together shall constitute one and the same Consent as of the 26th of February, 2010.

Jeffrey Burum As Trustee and not individually	Stephen J. Gutman As Trustee and not individually

Judith L. Craven As Trustee and not individually	Peter A. Harbeck As Trustee and not individually

William F. Devin As Trustee and not individually	William J. Shea As Trustee and not individually

Samuel M. Eisenstat As Trustee and not individually